Exhibit 3.1

FOURTH CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

CAPITAL SENIOR LIVING CORPORATION

Capital Senior Living Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”):

The first paragraph of the FIRST Article of the Certificate of Incorporation is hereby amended and restated by deleting such first paragraph in its entirety and replacing it with the following paragraph:

“FIRST: The name of the Corporation is Sonida Senior Living, Inc.”

SECOND: That the foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH: This Certificate of Amendment shall be effective as of 12.01 a.m., Eastern Standard Time, on November 15, 2021.

IN WITNESS WHEREOF, this Fourth Certificate of Amendment has been duly executed as of the 9th day of November 2021.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Kimberly S. Lody

Name:	Kimberly S. Lody
Title:	President and Chief Executive Officer